EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our reports dated March 3, 2011 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Vicor Corporation, Inc. and subsidiaries on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Vicor Corporation and subsidiaries on Forms S-8 (Nos. 33-46656, effective June 29, 1990, 33-65154, effective June 29, 1993, 333-61177, effective August 11, 1998, 333-44790, effective August 30, 2000 and 333-99423, effective September 11, 2002).
/s/ Grant Thornton LLP
Boston, Massachusetts
March 3, 2011